EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-52072, No. 333-31289 and No. 333-124711) of Applied Materials, Inc. of our report dated June 3, 2004, with respect to the statement of net assets available for benefits of the Applied Materials, Inc. Employee Savings and Retirement Plan as of December 31, 2003, the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2004 annual report on Form 11-K of Applied Materials, Inc. Employee Savings and Retirement Plan.

/s/ MOHLER, NIXON & WILLIAMS
MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California
June 28, 2005